EXHIBIT 10.25

SEPARATION AGREEMENT AND GENERAL RELEASE

WW INTERNATIONAL, INC., which maintains its principal offices at 675 Avenue of the Americas, New York, NY 10010 (“Company”), and Michael F. Colosi (“you,” “your,” or “yourself”) enter into this Separation Agreement and General Release (“Agreement”) as follows:

1.
Last Day of Employment/Execution of Agreement. Provided you comply with the terms and conditions of this Agreement and otherwise comply with the Company’s policies and procedures, your last day of employment with the Company shall be on December 29, 2023 (the “Termination Date”). It is understood that from the appointment of a successor as interim General Counsel and Secretary of the Company, you shall no longer serve as General Counsel and Secretary of the Company and shall execute all documentation as necessary to effectuate this change, but shall use your best efforts to assist the executive team, the interim General Counsel and Secretary, and other Company employees as requested through your Termination Date. Further, you agree to resign from each and all of your officer, director or other positions with the Company and its affiliates at a time selected by the Company and shall execute all documentation and take any actions as necessary to effectuate such changes, including the appointment of a successor to any such positions, and any restructuring contemplated by any foreign entity of which you are an officer or director. This Agreement shall not become effective or enforceable unless and until: (a) it is signed by both parties; (b) you execute a Supplemental Release (as referenced in Section 6(c) below and attached hereto as Attachment A) on or after the Termination Date; and (c) you do not revoke either this Agreement pursuant to Section 16 below or the Supplemental Release pursuant to its terms. You shall retain all rights to indemnification, and directors and officers liability insurance coverage, for all claims which may have arisen in connection with your employment, as set forth in the Company’s existing insurance policies and/or as otherwise provided for in its corporate policies to the same extent as provided to directors and to other executive officers.
2.
Separation Benefits. Provided that you: (i) satisfy your obligations as set forth in this Agreement, (ii) remain employed with the Company through the Termination Date, and (iii) continue to provide your best efforts in performing whatever duties and responsibilities are assigned to you through the Termination Date as required by the Company, the Company will provide you with the following benefits (the “Separation Benefits”):
(a)
Base Salary Severance: You will be entitled to a one-time lump sum severance payment in the amount of $527,657, which represents 12 months’ pay at your most recent base salary level, payable within 7 calendar days of the effective date of the Supplemental Release and subject to all applicable withholdings and deductions.
(b)
COBRA Subsidy Payments: If you participate in the Company’s group health, dental and/or vision insurance and you elect to receive continued coverage for you and any eligible dependents under the Consolidated Omnibus

Budget Reconciliation Act of 1985 (“COBRA”), the Company shall continue to pay for the employer portion of your premiums until the earlier of the 12-month anniversary of the Termination Date or the date you first become eligible for coverage in the plans of any subsequent employer (“COBRA Subsidy Period”). You shall continue to be responsible for the employee portion of your premiums during the COBRA Subsidy Period, and for the entire premium for any COBRA coverage you elect to receive after the termination of the COBRA Subsidy Period; and
(c)
Additional Cash Severance: You will also be entitled to a one-time lump sum payment in the amount of $370,000, payable within 7 calendar days of the effective date of the Supplemental Release and subject to all applicable withholdings and deductions.
(d)
Outplacement Services. You will receive nine (9) months of outplacement services from Challenger, Gray, & Christmas, Inc. at no cost to you.
3.
No Consideration Absent Execution of this Agreement. You understand and agree that the Separation Benefits specified in Section 2 above would neither be paid nor provided but for the execution of this Agreement and the Supplemental Release, and the complete fulfillment of the promises contained herein. You understand and agree that such payments are in lieu of, and/or in satisfaction of, any other consideration, if any, you may otherwise be entitled to as of the Termination Date under any Company policy, plan and/or under any other agreement or arrangement with the Company, including but not limited to, your employment agreement with the Company. It is understood that vested awards made pursuant to the Company’s equity plans, vested employer contributions under the Company Savings Plan (401(K)) and vested compensation under the Company’s Executive Profit Sharing Plan shall be governed by the terms of the plans and not otherwise affected by this Agreement. It is also understood that (x) in the event an agreement is signed prior to the Termination Date which, if consummated, would result in a Change in Control (as defined in the Amended and Restated Continuity Agreement, dated April 27, 2011, between you and Weight Watchers International, Inc. (the “Continuity Agreement”)), (y) your termination of employment occurs as contemplated pursuant to this Agreement, and (z) such Change in Control actually occurs, you shall be entitled to the compensation set forth in Section 4 of the Continuity Agreement less any of the Separation Benefits (if any) previously provided pursuant to this Agreement, subject to the effectiveness of the Supplemental Release.
4.
No Other Compensation or Benefits. You affirm that you have been paid in full for all hours worked as of the date of your execution of this Agreement and have been paid or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled. You therefore agree that you have no entitlement to any compensation, bonus, severance pay, vacation pay or other benefits, damages, attorneys’ fees or costs from the Company, except as specifically provided in this Agreement, and that you will not bring any action contrary to this understanding.

5.
No Additional Claims. You affirm that you have neither filed, nor caused to be filed, and presently are not a party to, any claim, complaint, or action against the Company in any forum. You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers or employees, including any allegations of corporate fraud. You furthermore affirm that you have no known workplace injuries or occupational diseases for which a claim could be made or benefits or other relief could be obtained and/or has not been improperly denied any leave requested under the Family and Medical Leave Act. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file a charge or participate in an investigative proceeding of the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.
6.
General Release of Claims.
(a)
You, on behalf of yourself and your present and/or former heirs, beneficiaries, executors, creditors, dependents, spouse(s), administrators, attorneys, representatives and agents, successors, and assigns, knowingly and voluntarily release and forever discharge, indemnify and hold harmless the Company and all of its present or former parent corporations, affiliates, subsidiaries, divisions, successors and assigns, including but not limited to WW North America Holdings, LLC. and WW.com, LLC and all of their respective current and former owners, shareholders, insurers, attorneys, benefit plans, plan administrators, employees, officers, directors, representatives and agents thereof (collectively, the “Releasees”), jointly and individually, of and from any and all claims, known and unknown, you have or may have against any or all of the Releasees from the beginning of time through the date of your execution of this Agreement to the fullest extent permitted by law, including, but not limited to, any claims: (a) arising out of, or in any way related to, your employment with the Company, or the termination thereof, whether based in contract, tort, public policy or otherwise, including those arising out of, or in any way related to, any transactions, occurrences, acts, statements, disclosures, or omissions occurring on or prior to the date you executed this Agreement; (b) arising out of, or in any way related to, any federal, state, or local law or regulation prohibiting discrimination, harassment, and/or retaliation on the basis of age, race, color, religion, disability, sex, national origin, citizenship or any other protected class, or engaging in any protected activity relating to such laws, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Family Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the New York Executive Law, the New York State Human Rights Law, the New York State Constitution, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, and the New York City Administrative Code; (c) arising out of, or in any way related to, any other federal, state or local law or regulation dealing with employment or employment benefits; and (d) for attorneys’ fees or litigation expenses. This Agreement, however, excludes (i) any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law, (ii) any claims to severance payments or benefits under this Agreement, (iii) any rights to vested employee benefits and equity awards, (iv) any rights as a shareholder of the Company and (v) any claims to coverage under any indemnification agreement or liability insurance arrangement.
(b)
California Waiver of California Civil Code § 1542. If you worked or reside in California, to effect a full and complete release as described above, you expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Releasees, you expressly acknowledge this Agreement is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. You warrant that you have read this Agreement, including this waiver of California Civil Code section 1542, and that you have consulted with or had the opportunity to consult with counsel of your choosing about whether to sign this Agreement and specifically about the waiver of section 1542, and that you understand this Agreement and the section 1542 waiver, and so you freely and knowingly enter into this Agreement. You further acknowledge that you later may discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this Agreement, and even so you agree that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to you relating thereto.

(c)
Supplemental Release. As a condition to the validity and enforceability of this Agreement, and to your entitlement to the Separation Benefits identified in Section 2 above, you agree to execute a Supplemental Release, attached hereto as Attachment A, on or after the Termination Date.

(d)
No Known Claims. The Company, for itself and for its controlled Releasees, represents that, as of the date of this Agreement, the Company has no knowledge of claims, demands, causes of action, fees or liabilities of any kind whatsoever, which it or they had, now have or may have against you as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to your employment with the Company or otherwise.
7.
Notice of Participation in Third Party Actions. If you are required by subpoena, court order, or other legal process to provide testimony or documents in any lawsuit, arbitration, administrative proceeding, or governmental investigation or audit brought against any of the Releasees, you will give immediate notice to the Company, by e-mail to Heather Stark at [ ] as well as by telephone at [ ], as soon as possible and in no event less than five business days prior to the date of your required compliance with any such subpoena or other legal process in order to allow the Company an opportunity to make a motion to quash or to otherwise oppose such process.
8.
Non-Disparagement. Subject to Sections 9(b) and 9(c) below, you agree that you shall not make, issue or authorize any disparaging, critical or otherwise negative statements regarding any of the Releasees, whether orally or in writing, to any individual, entity or party whatsoever, or post any such statements on any online forum or website; provided, however, that nothing in this Agreement shall restrict you from making truthful statements: (a) when required by law, subpoena, or court order; (b) in confidence to a professional advisor for the purpose of securing professional advice; or (c) pursuant to legal process between you and the Company. The Company agrees that it will instruct its current officers and directors not to make, issue or authorize any disparaging, critical or otherwise negative statements regarding you.
9.
Confidentiality.
(a)
You agree not to use, disclose to others, or permit anyone access to any of Company’s trade secrets or confidential or proprietary information (collectively, “Confidential Information”), subject to the provisions provided below. Confidential Information does not include information that is or becomes in the public domain or otherwise generally known to the public or the industry other than by a breach of your obligations hereunder. In addition, if applicable, you acknowledge and confirm that, among other provisions, any noncompetition, nonsolicitation, confidentiality, no raid or solicitation or other similar provisions set forth in any previous equity award agreement between you and the Company, confidentiality, noncompetition, assignment of work product or other similar agreements with the Company shall remain in full force and effect.

(b)
Nothing in this Agreement shall prohibit or impede you from (i) communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law; (ii) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding, or as required by law or legal process, including with respect to possible violations of law; (iii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation; or (v) accepting any monetary award to which you become entitled pursuant to the whistleblower provisions of any applicable law, rule or regulation, including Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. You need not obtain the prior authorization of, or to give notice to, the Company regarding any such communication or disclosure. Moreover, nothing in this Agreement prohibits or prevents you from discussing or disclosing information about, or the underlying facts and circumstances of any claim of, unlawful acts in the workplace or criminal conduct, including discrimination, harassment, retaliation, sexual assault or abuse or any other conduct that you have reason to believe is unlawful including, but not limited to, factual information related to any claims for sexual assault or under California’s Fair Employment and Housing Act (if applicable), or from testifying in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from a Governmental Entity. Moreover, Confidential Information may be disclosed pursuant to a subpoena or court process to the extent legally required, including any dispute between you and any of the Releasees, subject to an appropriate order of confidentiality.
(c)
You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(d)
Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product: (i) without the prior written consent of an officer designated by the Company, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.
10.
Return of Company Property and Confidential Information. You affirm that, as of your Termination Date, you will have returned all Company property, documents, and/or any Confidential Information in your possession or control. You acknowledge that your entitlement to the separation benefits set forth in Section 2 above is expressly contingent upon all Confidential Information and Company property being returned in a timely manner. Notwithstanding the foregoing, you may retain your contacts, calendars, personal correspondence, and all information and documentation reasonably needed for your personal tax return preparation purposes, and the Company shall cooperate with you in transferring your wireless accounts (including phone numbers and billing) if in the Company’s name. You may also retain your Company electronic devices and mobile phone (subject to the Company’s ability to “scrub” the foregoing for the Company’s apps and/or Confidential Information).
11.
Remedies. In addition to receiving any other remedies provided by law or in equity, if the Company prevails in any action against you for your alleged violation of the terms of Sections 7, 8 and/or 9, you shall be required to return and/or reimburse the Company for the after-tax portion of the payments referenced in Section 2 above in full (less $100). Under such circumstances, it is agreed and understood that this Agreement, including but not limited to the release provision set forth in Section 6 above, shall remain in full force and effect.
12.
Neutral Reference. The Company agrees that, in response to any employment and reference inquiries by a third party regarding your employment with the Company, it shall provide only: (i) the dates that you were employed with the Company; (ii) the position(s) you held with the Company; and (iii) with your authorization, your salary history with the Company.
13.
Non-Admission of Wrongdoing. Neither this Agreement, nor anything contained in it, shall constitute, or shall be used as, an admission by either party of any liability or wrongdoing whatsoever, including but not limited to, any violation of any federal, state, local, or common laws, ordinances, or regulations. Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce the terms of this Agreement or to defend against any claim relating to the subject matter of the releases contained herein. Such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.

14.
Arbitration of Disputes or Claims. To the extent that any dispute arises out of or relating to this Agreement and to the extent that any party to this Agreement wishers to pursue any claims relating to your employment, your separation, or any claimed breach of this Agreement, you and the Company hereby agree to resolve any such disputes or claims exclusively through binding arbitration before JAMS in New York City to the fullest extent permitted by applicable law. The parties further agree that any claims or issues between the parties to this Agreement will be arbitrated on an individual basis and not as part of any group, class, or collective arbitration action. The parties further agree that any issue or dispute pertaining to the threshold question of whether a dispute, claim, or issue is subject to arbitration, that is, whether there is an agreement by the parties to arbitrate or not, will be decided by a state or federal court in New York City and not by an arbitrator. In any such dispute, this Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions.
15.
Amendment. This Agreement may not be modified, altered or changed except by a written document signed by all parties.
16.
Knowing and Voluntary Agreement. Pursuant to the Older Workers Benefit Protection Act, you shall have at least 21 calendar days to review and to consider executing this Agreement, including, but not limited to, its general release. If you execute the Agreement, you may revoke this Agreement at any time during the seven calendar days following the day you execute this Agreement. Any revocation within this period must be submitted, in writing, to Tiffany Stevenson, Chief People Officer and state, “I hereby revoke my acceptance of our Separation Agreement and General Release.” The revocation must be personally delivered or e-mailed via [ ] to Tiffany Stevenson, Chief People Officer, 675 Avenue of the Americas, 6th Floor, New York, New York 10010, such that it is received within seven calendar days of your execution of this Agreement. This Agreement shall not become effective or enforceable until this revocation period has expired and neither this Agreement nor the Supplemental Release attached as Attachment A has been timely revoked. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York State, the revocation period shall not expire until the end of the following business day which is not a Saturday, Sunday, or legal holiday. You are hereby advised to consult with an attorney of your choice prior to entering into this Agreement.
17.
Entire Agreement. This Agreement constitutes and contains the entire agreement between the parties and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, written or oral, concerning the subject matter hereof (including, without limitation, the Continuity Agreement except as otherwise set forth herein). You have not relied on any representations, promises, or agreements of any kind in connection with your decision to accept this Agreement, except for those set forth in this Agreement. This is an integrated document.
18.
Severability. With the exception of Section 6 above, if any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect the other provisions or applications of this Agreement, and to this end the provisions of this Agreement are declared to be severable. In the event Section 6 is held unenforceable by a court of competent jurisdiction in any action initiated by you or on your behalf, the

Company’s obligations under Section 2 shall be null and void, and you shall be liable for the return and/or reimbursement of the payments listed therein.
19.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute a single agreement.
20.
Acknowledgments. You acknowledge that you: (a) have carefully read this Agreement; (b) have been advised to, and have had an opportunity to, review this Agreement with an attorney of your choice; (c) understand all of the terms of this Agreement; (d) have not relied upon any representation or statement, written or oral, not set forth in this Agreement; and (e) have knowingly and voluntarily executed this Agreement.
21.
Section 409A. Notwithstanding anything herein to the contrary, if any payments or benefits that the Company would otherwise be required to provide under this Agreement cannot be provided in the manner contemplated herein without subjecting you to income tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall provide such intended payments or benefits to you in an alternative manner that conveys an equivalent economic benefit to you (without materially increasing the aggregate cost to the Company). If at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or an earlier date as is permitted under Section 409A of the Code without any accelerated or additional tax). For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

/s/ Michael F. Colosi 11/28/23

Michael F. Colosi Date

/s/ Tiffany Stevenson 11/28/23

Name: Tiffany Stevenson Date

Title: Chief People Officer

ATTACHMENT A

SUPPLEMENTAL RELEASE

In connection with the Separation Agreement and General Release (“Agreement”) he previously executed with WW International, Inc. (“Company”), Michael F. Colosi (“Employee”) hereby acknowledges and agrees as follows in this supplemental release (“Supplemental Release”):

1.
General Release. Employee, on behalf of himself and his present and/or former heirs, beneficiaries, executors, creditors, dependents, spouse(s), administrators, attorneys, representatives and agents, successors, and assigns, knowingly and voluntarily releases and forever discharges, indemnifies and holds harmless the Company and all of its present or former parent corporations, affiliates, subsidiaries, divisions, successors and assigns, including but not limited to WW North America Holdings, LLC and WW.com, LLC, and all of their respective current and former owners, shareholders, insurers, attorneys, benefit plans, plan administrators, employees, officers, directors, representatives and agents thereof, (collectively, the “Releasees”) jointly and individually, of and from any and all claims, known and unknown, Employee has or may have against any or all of the Releasees from the beginning of time through the date of his execution of this Supplemental Release to the fullest extent permitted by law, including, but not limited to, any claims: (a) arising out of, or in any way related to, Employee’s employment with the Company, or the termination thereof, whether based in contract, tort, public policy or otherwise, including those arising out of, or in any way related to, any transactions, occurrences, acts, statements, disclosures, or omissions occurring on or prior to the date Employee executed this Supplemental Release; (b) arising out of, or in any way related to, any federal, state, or local law or regulation prohibiting discrimination, harassment, and/or retaliation on the basis of age, race, color, religion, disability, sex, national origin, citizenship or any other protected class, or engaging in any protected activity relating to such laws, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Family Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the New York Executive Law, the New York State Human Rights Law, the New York State Constitution, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, and the New York City Administrative Code; (c) arising out of, or in any way related to, any other federal, state or local law or regulation dealing with employment or benefits, or concerning any other matter whatsoever; and (d) for attorneys’ fees or litigation expenses. This Supplemental Release, however, excludes (i) any claims made under state workers’ compensation or unemployment laws and/or any claims that cannot be waived by law; (ii) any claims to salary continuation payments or benefits under the Agreement; (iii) any rights to vested employee benefits and equity awards; (iv) any rights as a shareholder of the Company; and (v) any claims to coverage under any indemnification agreement or liability insurance arrangement.
2.
Reaffirmation of Agreement. Employee acknowledges and agrees that he continues to be bound by all of the provisions set forth in the Agreement, and that (subject to the revocation period set forth below) the Agreement hereby is, and shall continue to be, in full force and effect. Employee further acknowledges and agrees that he is executing this Supplemental Release in consideration of, and in order to be entitled to, the Separation Benefits as set forth in Section 2 of the Agreement. In this regard, Employee acknowledges and agrees that his entitlement to these benefits is expressly conditioned on his execution of this Supplemental Release on or after his Termination Date (as defined in the Agreement).
3.
Execution and Revocation. Pursuant to the Older Workers Benefit Protection Act, Employee shall have at least 21 calendar days to review and to consider executing this Supplemental Release. If Employee executes this Supplemental Release, Employee may revoke it at any time during the seven calendar days following the day Employee signed it. Any revocation within this period will not only revoke the Supplemental Release but the entire Agreement as well. Any revocation within this period must be submitted, in writing, to Tiffany Stevenson, Chief People Officer, and state, “I hereby revoke my acceptance of our Separation Agreement and General Release, and my Supplemental Release.” The revocation must be personally delivered or e-mailed to Tiffany Stevenson, Chief People Officer, 675 Avenue of the Americas, New York, New York 10010 or to [ ], such that it is received within seven calendar days of Employee’s execution of this Supplemental Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York State, the revocation period shall not expire until the end of the following business day which is not a Saturday, Sunday, or legal holiday. Employee is hereby advised to consult with an attorney of his choice prior to executing this Supplemental Release.
4.
Execution Date. Employee acknowledges and agrees that he is executing this Supplemental Release on or after his Termination Date, which is defined in his Agreement as December 29, 2023. Employee acknowledges and agrees that the Agreement shall not be effective, and he shall not be entitled to the Separation Benefits set forth in the Agreement, unless he executes this Supplemental Release on or after the Termination Date.
5.
Acknowledgments. Employee acknowledges that he: (a) has carefully read this Supplemental Release; (b) has been advised to, and has had an opportunity to, review this Supplemental Release with an attorney of his choice; (c) understands all of the terms of this Supplemental Release; (d) has not relied upon any representation or statement, written or oral, not set forth in this Supplemental Release; and (e) has knowingly and voluntarily executed this Supplemental Release.

/s/ Michael F. Colosi 01/02/24

Michael F. Colosi Date